Exhibit 99.28(d)(viii)(1)

Amendment No. 1 to

Investment Advisory Agreement for Subadviser

First Amendment dated February 9, 2021 to the Investment Subadvisory Agreement dated February 1, 2021 (the “Agreement”) made by and among GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC (the “Investment Adviser”), an Indiana limited liability company, Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Schedule A to the Agreement, and BLACKROCK INVESTMENT MANAGEMENT, LLC (the “Subadviser”), a Delaware limited liability company.  Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

In accordance with Section 14 of the Agreement, effective February 1, 2021, the parties hereby amend and restate Schedule B of the Agreement as attached hereto.

Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date above.

Forethought Variable Insurance Trust
By its authorized officer,

By:
Name:
Title:

Global Atlantic Investment Advisors, LLC
By its authorized officer,

By:
Name:
Title:

BlackRock Investment Management, LLC
By its authorized officer,

By:
Name:
Title:

AMENDED AND RESTATED SCHEDULE B

Fees paid to the Sub-Adviser

The annual subadvisory fee is expressed as a percent of the average daily net asset of each Portfolio as follows:

[Insert Fee Schedule]